[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

May 1, 2008

VIA EDGAR

Board of Directors National Life Insurance Company One National Life Drive Montpelier, Vermont 05604

Re: National Variable Annuity Account II

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the
Statement of Additional Information filed as part of Post-Effective Amendment No. 22 to the
Registration Statement on Form N-4 by National Variable Annuity Account II for certain variable annuity contracts (File No. 333-19583). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of
1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

7889109.1